EXHIBIT 10.14

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                             AGREEMENT FOR PURCHASE

                               AND SALE OF ASSETS

                                  BY AND AMONG

                            HOME OFFICE EXPRESS, INC.

                                       AND

                                 IAM GROUP, LTD.

                                 March 27, 2000

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                                                       PREPARED by WEBER & WEBER
                                                   Attorneys for IAM Group, Ltd.
                                                           Lauren H. Weber, Esq.
                                                           Office & P.O. Address
                                                        300 Rabro Drive, St. 122
                                                           Hauppauge. N.Y. 11788
                                                         Tel. No. (631) 232-0301
                                                           Fax No. (631)232-0817
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                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS


         This AGREEMENT is made this 27th day of March 2000 and among Home Office Express, Inc., ("Home/Office" or "HOMX"), a Nevada Corporation (the "Buyer"), on the one hand, and IAM Group, Ltd. , a New York corporation, (the "Company"), International Apparel Manufacturing of New York, Inc., ("IAMNY), a New York corporation, Guardian Internet Solutions, Inc., ("Guardian") a Florida corporation, PBA Tour Gear, Inc., ("PBA") a New York corporation, (individually, a "Subsidiary Corporation" and collectively, the "Subsidiary Corporations") and Jahn Avarello, Arlene Avarello and Thomas Verola, individuals and shareholders of the Company (individually, a "Shareholder", collectively, the "Shareholders" and, together with the Company, and Subsidiary Corporations, the "Sellers"), on the other hand.

                                    RECITALS

         A. WHEREAS, the Shareholders own all of the outstanding capital stock of the Company; and

         B. WHEREAS, the Company, headquartered in New York, New York, is a Holding Company, whose Subsidiary Corporations conduct the business of licensing, manufacturing, and distributing proprietary sportswear apparel and accessories, worldwide, through retailers, wholesalers, catalogs and an online E-commerce consumer shopping mall, and the Company and Subsidiary Corporations own or have the right to use certain assets used in the conduct and operation of their respective businesses; and
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         C. WHEREAS, the Sellers desire to sell substantially all of the assets used in the conduct of the businesses conducted by the Company and the Subsidiary Corporations and to assign certain agreements and/or other rights held and/or acquired by Sellers in connection with their business, and the Buyer desires to purchase such assets and to assume certain of such agreements and/or other rights and liabilities on the terms and conditions set forth herein; and

         D. WHEREAS, the Buyer desires to purchase the assets of the Company and the Sellers desire to sell such assets to the Buyer, upon the terms and subject to the conditions set forth in this agreement; and

         E. WHEREAS, it is the express intent, understanding and agreement of the parties hereto that (i) Buyer shall acquire the assets and liabilities of the Sellers except the liabilities, if any, expressly excluded under this Agreement and (ii) the Buyer shall succeed to the interests of the Sellers and shall trade as a successor to the Company; and

         F. WHEREAS, the transaction(s) contemplated by this Agreement is contingent upon prior approval by the shareholders and Board of Directors of the parties

         NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements contained, the parties hereby agree as follows:

                                    AGREEMENT

         In consideration of the foregoing and the respective representations, warranties, agreements, conditions and covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Sellers, intending to be legally bound, hereby agree as follows:

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         1.       Purchase and Sale of Assets.

                  1.1. Acquired Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, March 27, 2000, the Company shall sell, convey, transfer, assign and deliver to the , Buyer and the Buyer shall purchase and accept all right, title and interest of the Company in and to, all of the assets and properties of every kind, directly or indirectly used in, arising from or relating in any manner to the conduct of the Company and its Subsidiary Corporations, or otherwise owned or used by the Sellers in the conduct and operation of the respective businesses, (such assets and properties are collectively referred to hereinafter as the "Acquired Assets"), including:

                           (a) all fixtures, rolling stock, vehicles, machinery,
inventory, spare parts, maintenance supplies, equipment, tools, furniture, phones, office supplies and other items of tangible personal property and assets used in connection with or in any manner related to the Business (collectively, the "Personal Property") including, without limitation, all of the right, title and interest in and to any leases of Personal Property related to the operation of the Company's and Subsidiary Corporation's businesses and all trucks, and equipment, used in connection with or in any manner related thereto, that are owned by the Sellers;

                           (b) all commercial contracts, licensing agreements,
and non-contract customer accounts;

                           (c) all operating data, files and records, including,
without limitation. computer sheets, accounting and credit records and customer lists, customer records, production reports and records, equipment logs, operating guides and manuals, projections, copies of financial, accounting and personnel records, correspondence and other similar documents. tapes. disks, programs or other embodiments of information and/or records of the Company;

                           (d) the goodwill, going concern value, patents,
patent applications, copyrights, copyright applications, trademarks, trade names [including, without limitation, the name(s) of the Company and its Subsidiary Corporations and any abbreviations thereof used at any time in the conduct of the respective business], trademark applications and service marks (in each case

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whether registered or unregistered) names, logos, phone numbers, applied for or owned by the Sellers, other intangible personal property and any processes, inventions and trade secrets (the "Intellectual Property"); with respect to the name of the Company and its Subsidiary Corporations, Sellers shall execute and deliver at the Closing an agreement, in form and substance satisfactory to Buyer, granting to Buyer the sole and exclusive right and license to utilize, at Buyer's election and in any manner as Buyer shall deem appropriate, the name of the Company and its Subsidiary Corporations in connection with the business to be carried on by Buyer;

                           (e) all exclusive long term licensing agreements with
the Professional Bowlers Association (PBA) to manufacture and distribute apparel and accessories under the label of "PBA Tour Gear");

                           (f) all rights, if any, to non-exclusive licensing
agreements with the National Football League to manufacture and distribute apparel and accessories under the label "Pro Star Inc.", "Pro Star Athletic", "Big Time Player" and "Star Player", as more specifically described in paragraph
4.14 below. The Buyer has received a copy of a Joint Venture Agreement between the Company and Pro Star Athletic of Florida, LLC, wherein the Company has a 50% interest in Pro Star Athletic Inc., a New York corporation.

                           (g) all rights and claims against third parties in
respect of the Acquired Assets or the operation of the business of the Company or its Subsidiary Corporations including, without limitation, all rights under express or implied warranties from suppliers to the Company and all other claims, rebates, payments from vendors and refunds;

                           (h) all other assets and properties owned, utilized
or held for use by the Company, whether tangible or intangible, real or personal.

         2.  Sale at Closing Date.

                  2.1 At Closing, good and marketable title to the Acquired Assets will be conveyed to the Buyer by the Company subject to existing mortgages, claims, pledges, liens, charges, security interests, limitations, exceptions, restrictions, or other encumbrances of any kind (collectively "Liens").

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                  2.2 The sale, transfer, assignment and delivery by the Sellers of the purchased assets to the buyer shall be effected on the Closing Date by deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance reasonably satisfactory in form and substantive to counsel for Buyer.

                  2.3. The closing of the purchase and sale of the Acquired Assets (the "Closing") shall be held at 10:00 am. New York time on March 27, 2000,or on such other date or time as is mutually agreed by the parties hereto (the "Closing Date"), at the offices Weber & Weber.

                  2.4. At the Closing, the Sellers will deliver to the Buyer the various certificates, instruments. and documents referred to in Article 7 hereof the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Article 8 hereof and the Buyer will deliver to the attorneys for Sellers the Purchase Price in accordance with Section 3 hereof.

         3.       Purchase Price.

                  3.1 The purchase price for the Acquired Assets shall be 11,000,000 common shares of HOMX $.001 par value, (the "Purchase Price"). On the Closing Date, the Buyer shall transfer to the shareholders, stock certificates totaling 11,000,000 common shares of HOMX in accordance with the schedule annexed hereto as Schedule 3.1

         4.       Representations and Warranties of the Sellers.

                  4.1 The Sellers jointly and severally represent and warrant to the Buyer that the statements contained in this Article 4: (i) are true, correct and complete as of the date of this Agreement, except for those which are expressly required herein to be true, correct and complete only as of the Closing Date; (ii) will be true, correct and complete as of the Closing Date;
(iii) shall be unaffected by any investigation heretofore or hereafter made by Buyer.

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                  4.2. Organization and Qualification. The Company and its
Subsidiary Corporations is duly formed and validly existing as corporations in good standing under the laws of the State of New York, and the State of Florida and has all corporate power and authority to own or lease and operate its respective properties and assets and to carry on its business in the manner in which such business is now being conducted. The Company and its Subsidiary Corporations are not, based on the present conduct of their businesses, required to be or qualified to do business as a foreign corporation in any other jurisdiction. The Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture. association, trust, estate or other entity or organization, other than as set forth in this Agreement.

                  4.3. Authority. The Company and its Subsidiary Corporations have full corporate power and authority, and the Shareholder has the legal right, capacity and power, to enter into this Agreement and to consummate the Transactions. This Agreement and the Transaction Documents to be executed by the Sellers have been duly executed and will be delivered by the Sellers in accordance herewith, have been effectively authorized by all necessary action, corporate or otherwise, by the Sellers [including, without limitation, any authorization by the board of directors and the Shareholders of the Company and its Subsidiary Corporations.]

                  4.4. Capitalization. The authorized and issued capital stock of the Company and its Subsidiary Corporations and the current address and federal tax identification number of the Company are annexed hereto. All of the issued and outstanding shares of capital stock of the Company and its Subsidiary Corporations have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Shareholder. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or its Subsidiary Corporations to issue, sell or otherwise cause to become outstanding, any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or its Subsidiary Corporations. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company or

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its Subsidiary Corporations. None of the shares of the capital stock of the
Company has been pledged. There are no Liens on any of the shares of capital stock of the Company or its Subsidiary Corporations.

                  4.5.     Financial Statements.

                           (a) The Company has furnished the Buyer with copies
of the audited financial statements of the Company (including balance sheet) for June 1999 to January 31, 2000 (ii) the related statements of income, cash flows and of changes in financial position for each such calendar year then ended;
(iii) the audited financial statements of IAM's wholly owned Subsidiary Corporations for the 1998 and 1999 calendar year.

                           (b) The Financial Statements for the Company and the
Subsidiary Corporations: (i) are true, correct and complete in all material respects and have been prepared in accordance with their books and records; (ii) have been prepared in accordance with accounting principles consistently applied throughout the periods covered and need no material modifications in order for them to be in conformity with GAAP; (iii) reflect and provide adequate reserves in respect of all known liabilities of the Company and its Subsidiary Corporations, including all known contingent liabilities, as of their respective dates; and (iv) present fairly the financial condition of the Company and its Subsidiary Corporations at such date and the results of its operations for the fiscal period then ended.

                           (c) The Company and its Subsidiary Corporations keeps
books, records and accounts that, in reasonable detail, accurately and fairly reflect (i) the transactions and dispositions of assets of their businesses and,
(ii) the value of inventory calculated in accordance with GAAP. Neither the Company, its Subsidiary Corporations, nor any employee, agent or shareholder thereof, directly or indirectly has made any payment of funds of any such entity or received or retained any funds in violation of any Applicable Law.

                  4.5.1. Absence of Certain Changes. Since the balance sheet date, January 31, 2000, the Sellers have used their and its best efforts, as the case may be, to preserve the business of the Company and their respective businesses, to keep available the services of all current officers and employees

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and to preserve the goodwill of the suppliers. customers, employees and others having relations with the Company or its Subsidiary Corporations. Since the Balance Sheet Date, the Company and its Subsidiary Corporations have conducted their businesses in the ordinary course, have maintained their assets and properties in at least as good order and condition as existed on the Balance Sheet Date (other than such wear and tear as may be accounted for by reasonable use) and, as is necessary, to continue to conduct their businesses consistent with past practice. Since the Balance Sheet Date, there has not been:

                           (a) any transaction not in the ordinary and usual
course of business and consistent with past practice other than an Asset Purchase Sale where in IAMNY (a Subsidiary Corporation) sold its assets to the Company. A copy of the Asset Purchase agreement is annexed hereto. as schedule 4.51(a).

                           (b) any material adverse change in the financial
condition, assets, liabilities, or prospects of the Company or the Subsidiary Corporations;

                           (c) any damage, destruction or loss which in the
aggregate was greater than $100,000, whether or not covered by insurance, affecting the Acquired Assets or the Business;

                           (d) any material alteration in the manner in which
the Company or its Subsidiary Corporations keeps its books, accounts or records, or in the accounting principles and practices therein reflected;

                           (e) a termination or threatened termination or
substantial modification of the relationship with any material supplier or any customer from which, during any single calendar month in the twelve calendar months preceding the Closing Date, $500,000 or more in revenue was earned by the Company or its Subsidiary Corporations;

                           (f) the lease Of, or commitment to acquire or lease,
any real property or any item of Personal Property with a value in excess of $100,000;

                           (g) any Lien placed upon any of the Acquired Assets
unless such Lien shall be terminated or released with no liability to the Buyer on or prior to the Closing Date;

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                           (h) the sale, assignment or transfer of any asset,
property, or right or the cancellation of any debt or claim or waiver of any right of the Company or its Subsidiary, Corporations;

                           (i) any increase in the salary or other compensation
payable or to become payable to any Shareholder or any employee, officer, director of the Company or its Subsidiary Corporations, or the declaration, payment or commitment for the payment of a bonus or other compensation or benefit to any such party; (j)any commitment for capital expenditures relating to their respective businesses, except as may have been necessary for ordinary repair, maintenance and replacement; or

                           (k) any change in the financial condition,
operations, business. business prospects, properties, assets or manner of conducting their respective businesses, other than changes in the ordinary and usual course of business consistent with past practice, which, individually or in the aggregate, has had or is expected to have a material adverse effect on their respective businesses, the Acquired Assets or the financial condition, operations, business, properties, assets or prospects of the Company or its Subsidiary Corporations (a "Material Adverse Effect").

                  4.6.     Litigation and Claims.

                           4.6.1. Litigation Pending or Threatened. There is no
action, suit, claim, arbitration, proceeding or investigation pending or threatened before any court, tribunal, panel, master or governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a "Governmental Body") to which any Seller is a party or which might affect the Company, its Subsidiary Corporations, or the Acquired Assets.

                           4.6.2. Business Enjoined. None of the Sellers, nor
any employee, manager or agent of the Company or Subsidiary Corporations, have been permanently or temporarily enjoined by any order, judgment or decree of any Governmental Body, from engaging in or continuing any conduct or practice in connection with the Business.

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                  4.7. Properties and Assets of the Company. The Company and its
Subsidiary Corporations owns or otherwise has the right to use all of the properties and assets, real and personal, tangible and intangible, now owned or used in the operation of their businesses. The Acquired Assets are all of the assets used in the operations of their businesses and, are all of the assets necessary for Buyer to continue and operate after the Closing Date in the manner that the Business is presently operated by Sellers. Upon consummation of the Transactions, the Buyer will acquire good and marketable title to the Acquired Assets.

                           4.7.1. Real Property. The Company or its Subsidiary
Corporations does not own any real property.

                           4.7.2. Leases. The Company leases premises 85 Tenth
Avenue, 6th floor, New York, New York 10011. With respect to any such lease, no breach or event of default on the part of any party thereto and no event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default, has occurred.

                           4.7.3. Personal Property. The Company and its
Subsidiary Corporations has good and marketable title or valid leasehold interest to its Personal Property free and clear of all Liens, except for Liens, if any, for personal property taxes not delinquent. All material items of Personal Property are in good operating condition and in a reasonable state of repair, reasonable wear and tear excepted, and material maintenance on such items has not been deferred beyond a reasonable time period. Further, all rolling stock and equipment has been maintained in accordance with industry standards and is in compliance with all requirements applicable to them or it (if any) pursuant to Contracts or other agreements held by the Company with any Governmental Body and/or any Customer Account.

                           4.7.4. Intellectual Property. The Company and its
Subsidiary Corporations is the owner of all right, title and interest in and to each item of Intellectual Property. The Company has the right and authority to use all such Intellectual Property in connection with the conduct of the Business in the manner presently conducted and such use does not conflict with, infringe upon or violate any third parties' intellectual property rights.

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                  4.8. Insurance. There are no outstanding requirements or
recommendations by any insurance company that issued any policy, or by any Board of Fire Underwriters or other similar body exercising similar functions or by any Governmental Body exercising similar functions, which requires or recommends any repairs or other work to be done on or with respect to any of the property or assets insured in any of said policies. All such policies of insurance are on an occurrence basis and will be in full force and effect until canceled following consummation of the Transactions on the Closing Date. Each of the policies are valid, binding and enforceable.

                  4.9.     Labor and Employment Matters.

                           4.9.1.   Employee Benefit Plans.

                                    (a) Each existing Employee Benefit Plan
materially complies with, and has been operated in all material respects in accordance with, both its terms and all Applicable Laws, including, without limitation, provisions of ERISA and the Code, and no event has occurred in connection with any Employee Benefit Plan which has, will or may result in any fine, penalty, assessment or other liability for which a transferee of assets may be responsible, whether by reason of operation of law or contract.

                                    (b) Neither the Company, or the Subsidiary
Corporations, nor any ERISA Affiliate has an obligation to contribute to any Multiemployer Plan and has had no such obligation during the six years preceding the Closing Date.

                                    (c) Neither the Company nor any ERISA
Affiliate maintains or contributes to or has an obligation to contribute to any Pension Plan covered by Title IV of ERISA or described as a defined benefit plan (in accordance with ERISA Section 3(35)), and has not maintained or contributed to any such plan during the six years preceding the Closing Date.

                                    (d) There is no action, claim or suit
pending (other than routine claims for benefits) or that reasonably could be expected to be asserted against any ERISA Plan or the assets thereof. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B,
Part 5 of ERISA is pending or threatened against any fiduciary of any ERISA
Plan.

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                                    (e) The Company does not maintain,
participate in, contribute to, or have any obligation to contribute or any liability with respect to any Multiemployer Plan, or have had any obligation with respect to such a plan during the six years immediately preceding the Closing Date.

                           4.9.2. Compensation. All reasonably anticipated
material obligations for salaries, bonuses and other forms of compensation (excluding vacation, holiday and sick pay) payable to the employees in respect of the services rendered by any of them have been paid or adequate arrangements therefor have been made in the ordinary course of business in the Financial Statements.

                  4.10. Contracts and Other Instruments. Copies of all Contracts and in any manner relating to the businesses, the Customer Accounts and/or the Acquired Assets have been delivered to Buyers. The Sellers have furnished the Buyer with a true and complete copy of each written contract, written obligation and written commitment, and with accurately detailed descriptions of each oral contract, oral obligation and oral commitment. With respect to each Contract,
(i) each is legal, valid, binding, enforceable and in full force and effect;
(ii) each will continue to be legal, valid binding, enforceable and in full force and effect; (ii) each will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Transactions; (iii) no party thereto is in breach or default, and in no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract; (iv) no party thereto has repudiated any provision of such Contract; and (v) the execution and delivery of this Agreement and the Transaction Documents and the consummation of the Transactions will not require the consent of any party (other than the Company) to any Contract. The Company is not party to:

                           (a) any Contract under which the Company or its
Subsidiary Corporations has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which a Lien has been imposed on any of the Acquired Assets, tangible or intangible;

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                           (b) any Contract with the Shareholders or affiliates
thereof, or regarding the advance of money to the Shareholders, employees, officers, directors or agents of the Company

                           (c) any Contracts under which the Company or its
Subsidiary Corporations has created a profit sharing, option, purchase, equity appreciation, deferred compensation severance, or other plan, agreement or arrangement for the benefit of current or former shareholders, directors, officers, employees or independent contractors;

                           (d) any Contracts concerning a partnership or joint
venture; or

                           (e) any Contracts under which the consequences of a
default, termination or continued performance could have a Material Adverse Effect.

                  4.11. Agreement Not in Breach of Other Instruments.

                           (a) The execution and delivery by the Sellers of this
Agreement and the Transaction Documents do not, and the consummation of the Transactions will not, result in the creation of any Lien upon the Acquired Assets or the Business under, conflict with or result in a breach of. create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to accelerate any obligation under, any agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which any Seller is a party or by which either Seller, the Acquired Assets or the Business, is bound or affected. There are no agreements, arrangements, warrants, options, puts, calls, rights, or other commitments or understandings of any character to which any Seller is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the securities of the Company.

                           (b) The execution and delivery by the Sellers of this
Agreement and the Transaction Documents do not, and the consummation of the Transactions will not, result in a violation of, or require any authorization, approval, consent or other action by, or registration, declaration or filing with or notice to any Governmental Body pursuant to any Applicable Law. There is no pending or threatened action, suit, proceeding or investigation before or by

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any Governmental Body to restrain or prevent the consummation of the
Transactions or that might affect the right of the Buyer to own the Acquired Assets or to operate the Business after the Closing Date.

                  4.12. Brokerage. The Seller, has dealt with Wood, Gundy and Company Inc., 925 W. Baseline Rd.. No. 105, PMBV, Tempe, Arizona 85283, as a finder and broker in connection with the Transactions, or the negotiations looking toward the consummation of this Asset Purchase Agreement, who may be entitled to a fee in connection therewith in accordance with a separate agreement. All agreements with any such finder or broker shall not be assigned to or assumed by the Buyer, and the Sellers shall remain responsible for the obligations relating to all such agreements. Wood, Gundy and Company is a California corporation incorporated on September 25, 1997. The Board of Directors are Larry Stout, and Steven Hartmann. The President is James W. Richards.

                  4.13. Disclosure. There are no undisclosed liabilities or obligation s of any of the Sellers of any nature, whether accrued, contingent or otherwise, which would be reasonably likely to have any Material Adverse Effect on either the businesses or the Buyer after the Closing Date. This Agreement (including the Schedules) and the Transaction Documents, and any documents delivered by the Sellers pursuant to this Agreement and the Transaction Documents, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading. All statements and information contained in any certificate or Schedule delivered by or on behalf of the Sellers shall be deemed representations and warranties by the Sellers.

                  4.14. Sellers represent that included in the assets to be conveyed to Buyers is a 50% interest in Pro Star Athletic, Inc., a New York corporation, created in 1999 pursuant to the terms and conditions of a Joint Venture Agreement dated June 2, 1999, between Pro Star Inc. of Florida, Leonard Marshall, Steve Ciancio, Julian DeSouzza and Susan Guerrero ("Florida Shareholders"), on the one hand, and IAM Group, Ltd., Jahn Avarello, and Tom Verola, on the other hand. Pro Star Inc. of Florida and the Florida Shareholders are holders of a non-exclusive right to licenses for commercial purposes (the

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"NFL License Agreement') of the trademarks of the National Football League
("NFL") and the thirty one professional football teams that comprise the NFL ("Member Clubs") for the manufacturing and marketing of men's apparel and accessories. The Joint Venture Agreement provided that the Company was obligated to pay license fees and/or minimum royalty guarantees owed to the NFL for the fiscal year ending March 31, 1999 and to pay all guaranteed license fees and/or minimum royalty guarantees for the fiscal year ending March 31, 2000; and that the Company would fund all manufacturing and administrative expenses up to and including March 31, 2000. The Company has fulfilled its financial obligations to date under the Joint Venture Agreement, including hiring William Fisher as National Sales Director beginning May 1, 1999. To date the Company has invested in excess of $1,300,000.00. The Joint Venture Agreement provides that on or before March 31, 2000 the Pro Star Shareholders will convey their 50% shareholder interest in Pro Star Athletic, Inc. to the Company at which time the Company would issue shares to the Pro Star Shareholders in an amount equal to a 15 to 9 ratio of the shares issued to Jahn Avarello, exclusive of any shares issued to Jahn Avarello for the Sale of IAMNY to the Company. At that time Pro Star Athletic, Inc. will be the Company's wholly owned subsidiary (another "Subsidiary Corporation"). The Company anticipates that the Pro Star Shareholders intend to fulfill their obligations under the Joint Venture Agreement and convey their remaining right, title and interest in and to their shares in Pro Star Athletic, Inc. presently owned by them. Upon receipt of the shares from the Pro Star Shareholders, the Company is obligated to issue an aggregate of 1,170,000 restricted common shares in HOMX.

         5. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Company that the statements contained in this Article 5: (i) are true, correct and complete as of the date of this Agreement, except for those which are expressly required herein to be true, correct and complete only as of the Closing Date; (ii) will be true, correct and complete as of the Closing Date; and (iii) shall survive the Closing. The mere listing (or inclusion of a copy) of a document or other item in the Schedules delivered by the Buyer to the Sellers on the date hereof shall not be deemed adequate to disclose an exception to a representation or warranty made herein unless (i) the

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representation or warranty relates to the existence of the document or other item or (ii) the Schedule identifies the exception with particularity (such as with a cross-reference to a section in a disclosed document) and summarizes the relevant facts in reasonable detail.

                  5.1. Organization. The Buyer is duly organized and is validly existing as a corporation in good standing under the laws of the State of Nevada and has all the requisite power and authority to execute, deliver and perform this Agreement, to own its properties and carry on its business in the manner in which such business is now being conducted.

                  5.2. Authority. The Buyer has full power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement and the Transaction Documents to be executed by the Buyer have been duly executed and will be delivered by the Buyer in accordance herewith, have been effectively authorized by all necessary Corporate action by the Board of Directors and constitute legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy and insolvency laws. No other Corporate proceedings on the part of the Buyer are necessary to authorize such execution. delivery and performance.

                  5.3. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of the Buyer in connection with the Transactions.

                  5.4 The Buyer represents it was incorporated in the State of Nevada on July 22, 1999 under the name Telequipment, Inc., with an initial authorized capitalization of 25,000 common shares of stock at $1.00 par value, of which 5000 common shares were issued to certain individuals for expenses and services. The Buyer currently has authorized capitalization of 100,000,000 shares of common stock at $.001 par value and 5,000,000 shares of preferred stock at $.01 par value. As of February 3, 1999 (see opinion letter of James Pitochelli, Esq. at Schedule 5.4), 1,000,000 common shares were issued and outstanding with 50,000 common shares held by 25 unaffiliated shareholders and

950,000 common shares held, either directly or beneficially, by the Buyer's sole officer and director. Between November 12, 1997 and February 2, 1998 the 950,000 common shares were sold in private transactions to ten individual unaffiliated investors with no one investor receiving more than 100,000 or five percent (5%) of the outstanding and issued shares; that on July 23, 1999 NASD cleared a request for an unpriced quotation on the Pink Sheets for Telequipment Inc. common stock. By letter dated January 3, 2000, James Pitochelli advised Green Dolphin that the 950,000 shares since January 1998 were beneficially owned and paid for by ten individuals. Pursuant to Rule 144 K, these nonaffiliated investors may resell restricted securities free of all Rule 144 requirements after the securities have been held and paid for a minimum period of two years. At the present time, the Buyers represent that the 950,000 common shares are, or should be unrestricted shares. Buyer agrees to use its best efforts, to obtain a legal opinion satisfactory to Seller, stating the 950,000 common shares are unrestricted. In the event Seller is required to file a Registration Statement with the SEC to remove the restrictions on the 950,000 shares, the Buyer shall reimburse Seller for all legal fees and expenses. That on September 2, 1999, Green Dolphins Systems Corp., a Nevada corporation and Telequipment Inc. filed Articles of Merger wherein, among other items, Telequipment changed its name to Green Dolphin Systems Corp. ("Green Dolphin") On January 15, 2000, a cancellation and rescission agreement was signed by the parties canceling and rescinding the Articles of Merger filed on September 2, 1999 and, except for permitting the change of name (to Green Dolphin Systems Corp.) to continue, the parties released each other from all claims arising from the Articles of Merger. On February 23, 2000, Home/Office Express, Inc., a Nevada corporation, signed a merger agreement with Green Dolphin Systems Corp. dated January 31, 9000 which was filed with the State of Nevada, wherein the name of the Corporation was changed to Home/Office Express, Inc. ("Home/Office") In the Merger Agreement, Home/Office transferred its messenger service business operated under Personal Touch Messenger Service Inc. ("Personal Touch"), a wholly owned subsidiary corporation, and Green Dolphin issued 1,000,000 restricted shares of its common stock to Personal Touch in exchange for 100% of the outstanding stock of Home/Office. The merged corporations conducted business under the name Home/Office. On January 31, 2000, Home/Office amended Article IV of the Articles of Incorporation authorizing the corporation to issue an aggregate of 105,000,000 shares, of which 100,000,000 shares were Common Stock with par value of $.001 and 5,000,000 shares of Preferred Stock with par value of $.01; that as of the date of this Agreement, 2,000,000 common shares are issued and outstanding, with 1,000,000 shares being free and unrestricted shares and 1,000,000 being restricted shares. Home/Office is a public corporation trading under the symbol "HOMX"; that the members of the Board of directors are James M. Richards, Larry Stout and Steven Hartmann.

                  5.5 On the Closing Date the Home/Office Board of Directors will vote to appoint Jahn Avarello, William E. Weber and Thomas Verola as members of the HOMX Board of Directors, and subject to formal shareholder approval, the Buyer will change its name to JAM Group, Ltd. Buyer represents that there are no additional members of the Board of Directors other than as stated in 5.4 or 5.5.

         6.     Covenants and Agreements.

                  6.1.     Conduct of Business; Transfer of the Shares.

                           The parties hereto agree between the date of this
Agreement and the Closing Date (and/or thereafter as may be herein below provided or applicable) as follows:

                                    (a) From the date hereof through the
Closing, the Shareholder will not

                                            (i) sell or otherwise transfer, or
agree to sell or otherwise transfer, any of the shares of capital stock of the Company or (ii) incur or permit to exist any Liens on any of the shares of capital stock of the Company.

                                    (b) Unless the prior written consent of the
Buyer has been received. from the date hereof through the Closing, the Company will, and the Shareholders will cause the Company to:

                                            (i) operate in the ordinary course
of business and consistent with past practices and use its best efforts to preserve the goodwill of the Company with its employees, customers, suppliers, Governmental Bodies and others having business dealings with the Company;

                                            (ii) maintain the Acquired Assets in
at least as good order and condition as exists on the date hereof, subject to ordinary wear and tear;

                                            (iii) not amend its certificate of
incorporation, bylaws, or other charter documents;

                                            (iv) not dissolve or liquidate or
effect any consolidation or merger or any reclassification, corporate reorganization, or other change in any class of its capital stock,

                  6.2. Information for Filings. The parties will furnish each other with all information as is required for inclusion in, and will otherwise cooperate and assist as reasonably requested in connection with, any application or filing made to any Governmental Body in connection with the Transactions.

                  6.3. Fulfillment of Conditions by the Sellers. Except as contemplated by this Agreement, the Sellers agree not to take any action that would cause the conditions on the obligations of the parties to effect the Transactions not to be fulfilled including, without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by any Seller in this Agreement and the Transaction Documents not to be true and correct as of the Closing Date. The Sellers will in a prompt and timely fashion take all reasonable steps within their power to cause to be fulfilled the conditions precedent to the Buyer's obligations to consummate the Transactions that are dependent on the actions of any Seller or any party controlled by any Seller.

                  6.4. Fulfillment of Conditions by the Buyer. Except as contemplated by this Agreement, the Buyer agrees not to take any action that would cause the conditions to the obligations of the parties to consummate the Transactions not to be fulfilled including, without limitation by taking or causing to be taken any action that would cause the representations and warranties made by the Buyer in this Agreement or the Transaction Documents not to be true and correct as of the Closing. The Buyer will in a prompt and timely fashion take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the Shareholder's and the Company's obligations to consummate the Transactions that are dependent on the actions of the Buyer or any party controlled by the Buyer.

                           6.4.1 The Buyer will not sell or otherwise transfer,
or agree to sell or otherwise transfer, any of the shares of Capital Stock of HOMX or incur or permit to exist any liens on any of the shares of its Capital Stock of HOMX, other than as set forth is 5.4 above.

                           6.4.2 The buyer will not issue or cause to be issued
any common or preferred stock of HOMX without the prior written approval of the Company.

                  6.5. Publicity. From and after the date of this Agreement, the Buyer and the Sellers will cooperate with each other in the development and distribution of all press releases and other public disclosures relating to the Transactions. Neither the Buyer nor any Seller will issue or make, or allow to have issued or made, any press release or public announcement concerning the Transactions without the advance approval, in writing, of the form and substance thereof by the other parties to this Agreement, unless such disclosure is otherwise required by Applicable Laws or other legal requirements to which either may be subject or a party.

                  6.6. Transaction Costs. The Shareholders will pay all attorneys', accountants', and other fees, costs and expenses incurred by the Company or the Shareholders prior to or after the Closing, in connection with the preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and/or the consummation of the Transactions. The Buyer will pay all attorneys', accountants', and other fees, costs and expenses that it incurs in connection with the preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the consummation of the Transactions.

                  6.7. Nondisclosure. The Sellers and the Buyer acknowledge and agree that all customer, prospect and marketing lists, sales data, intellectual property, proprietary information and trade secrets of the Company (collectively, "Confidential Information") are valuable, special and unique assets constituting part of the Acquired Assets, will be owned exclusively by the Company immediately prior to the Closing and will be owned exclusively by the Buyer after the Closing. If this Agreement is terminated and the Closing does not occur, the Buyer agrees to treat the Confidential Information as confidential and not to disclose any Confidential Information to any Person or make use of any Confidential Information for its own purposes or for the benefit of any Person. Without in any manner limiting the covenants of Sellers, from and after the Closing, the Sellers agree to treat the Confidential Information as confidential and not to disclose any Confidential Information to any Person or make use of any Confidential Information for his or its own purposes, or for the benefit of any other Person.

                  6.8. Sales and Other Taxes.

                           (a) Sellers shall, file all tax returns and other
reports required by Applicable Law in respect of operations of the Company and resulting from or in connection with the Transactions.

                           (b) The Buyer shall be responsible for payment of all
business, occupation, withholding, and other taxes of any kind related to the ownership and use of the Acquired Assets and the Excluded Assets and the operation of the Business for all periods prior to the Closing Date.

                  6.9. Company Name. After the Closing Date, the Sellers for the duration of the Restricted Period will not use or employ in any manner, directly or indirectly, the name or tradenames of the Company as names or tradenames. Concurrently with the Closing, the Company will take, and cause to be taken, all necessary corporate action in order to change the Company's name to a name not similar to the name or tradenames previously used by the Company, effective as of the Closing Date or as soon thereafter as is practicable, and continuing, at a minimum, for the duration of the Restricted Period.

                  6.10 Risk of Loss. All risk of loss to the Acquired Assets shall be borne by the Shareholders and the Company until consummation of the Closing. In the event that any material item or portion of the Acquired Assets is damaged or destroyed prior to the Closing, Buyer shall have the right, at its option, either (i) to terminate this Agreement, or (ii) to proceed to close and require (a) the payment to it of any proceeds of insurance payable to the Company's account of such damage or destruction, including business interruption insurance (if any) and (b) an adjustment to the Purchase Price to the extent of loss from damage or destruction not reimbursed by insurance, provided, if the loss not reimbursed by insurance exceeds $300,000, the adjustment to the Purchase Price shall be capped at $300,000 and Buyer shall have the election of proceeding to Closing or terminating this Agreement.

                  6.11. No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any of the Company's or any Related Company's employees, former employees, collective bargaining representatives, job applicants, any association or group of such persons or any Affected Employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation. any rights of employment.

         7. Conditions to the Buyer's Performance. Each and every obligation of the Buyer hereunder shall be subject to the satisfaction, prior to or at the Closing, of the following conditions (any of which may be waived, in whole or in part, in writing by the Buyer):

                  7.1. No Challenge or Violation of Orders. No investigation, action, suit or proceeding by any Governmental Body, and no action, suit or proceeding by any other Person shall be pending or threatened on the Closing Date which challenges this Agreement, any Transaction Document or the consummation of the Transactions. No preliminary or permanent injunction or other order by any Governmental Body, and no statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Body that declares this Agreement or any Transaction Document invalid in any respect or prevents the consummation of the Transactions shall be in effect.

                 7.2.     Transaction Documents

                          (a) Copies of the resolutions of the board of
directors of the Company and resolutions of the Shareholders, authorizing the execution and delivery of this Agreement and each of the other Transaction Documents to which the Companies are a party and the consummation of the Transactions, certified by the secretary of the Company and by the Shareholders, as the case may be are annexed hereto;

                          (b) a certificate as to the incumbency and signature
of the officers of the Company executed by the president and the secretary of the Company, dated the Closing Date is annexed hereto;

                          (c) Annexed hereto is a certificate signed by the
chief executive officer of the Company that each of the representations and warranties made by the Company and the Shareholders in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that the Company and the Shareholders have performed and complied with all of the Company's and the Shareholders' obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date;

                  7.3. Completion of Due Diligence. The Buyer and Seller shall have had the opportunity to conduct, and shall have completed to their satisfaction, in their sole discretion, both procedurally and substantively a customary financial, legal, and operational due diligence review of all books, records, properties and personnel of the Buyers and Sellers and of any information provided to the Buyer by any Seller pursuant to Article 4, or to the Seller by the Buyer pursuant to Article 5, the Schedules to this Agreement or otherwise.

                  7.4. Approval of the Board of Directors. The Board of Directors of HOMX shall have approved this Agreement, the Transaction Documents, and the consummation of the Transactions.

                  7.5. Section 1445 Affidavit. The Shareholders and/or the Company, and/or Subsidiary Corporations shall have delivered to Buyer an affidavit, in form satisfactory to Buyer, to the effect that the Company and the Subsidiary Corporations are not a "foreign person," "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate under Section 1445 of the Code, and containing all such other information as is required to comply with the requirements of such Section.

         8. Conditions to the Sellers' Performance. The obligations of the Sellers hereunder shall be subject to the satisfaction, prior to or at the Closing, of the following conditions (any of which may be waived, in whole or in part, by the Sellers):

                  8.1. Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement (including the Schedules), the Transaction Documents or any certificate, instrument or other document delivered to the Sellers in connection herewith, shall be true and correct in all respects as of the Closing Date. The Buyer shall have duly performed and complied with all covenants and agreements required by this Agreement or any Transaction Document to be performed by the Buyer at or prior to the Closing Date. The Sellers shall have been furnished with certificates of appropriate officers of the Buyer, dated the Closing Date, certifying in such detail as the Sellers reasonably may request to the fulfillment of the foregoing conditions.

                  8.2. No Challenge or Violation of Orders. No investigation, action, suit or proceeding by any Governmental Body, and no action, suit or proceeding by any other Person shall be pending or threatened on the Closing Date which challenges this Agreement, any Transaction Document or the consummation of the Transactions. No preliminary or permanent injunction or other order by any Governmental Body, and no statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Body that declares this Agreement or any Transaction Document invalid in any respect or prevents the consummation of the Transactions shall be in effect.

                  8.3. Transaction Documents. On or, if otherwise specified herein, prior to the Closing Date, the Buyer shall have furnished the Sellers with the following Transaction documents, each dated the Closing Date:

                         (a)     a duly executed Contract Assignment;
                         (b)     a duly executed Bill of Sale;
                         (c)     an officer's certificate.

                  8.4 Completion of Due Diligence. The Seller shall have had the opportunity to conduct, and shall have completed to its satisfaction, in its sole discretion, both procedurally and substantively a customary financial, legal, and operational due diligence review of all books, records, properties and personnel of the Buyers and of any information provided to the Seller by any Buyer pursuant to Article 4, the Schedules to this Agreement or otherwise.

         9. Survival of Claims. Except for any breach or misrepresentation when made, as to which claims may be brought without limitation as to time, Claims for indemnification based upon (a) any misrepresentation or inaccuracy shall survive for a period of one (1) year after the Closing Date; (b) any misrepresentation or inaccuracy with respect to Section 4 shall survive for a period of three years. All other claims for indemnification provided for in this Agreement shall survive for a period of one year after the Closing Date.

         10. Construction. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of New York without giving effect to the conflict of laws rules thereof.

         11. Assignment. Neither this Agreement nor any right, remedy, obligation or Liability arising hereunder or by reason hereof, nor any of the Transaction Documents may be assigned by the Buyer, on the one hand, or the Sellers, on the other hand, without the consent of the other party hereto, except that the Buyer shall have the right to assign all of its rights and obligations under this Agreement to any corporation which is directly or indirectly controlled by Buyer if such transferee corporation agrees to assume all of the Buyer's obligations under this Agreement. Nothing contained herein, expressed or implied, is intended to confer upon any Person other than the parties hereto, and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless expressly so stated herein to the contrary.

         12. Amendments and Waiver. This Agreement, all Schedules hereto and the Transaction Documents set forth the entire understanding of the parties and may be modified only by a written instrument duly executed by each party. Except as herein expressly provided to the contrary, no breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach.

         13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         14. Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

         15. Binding Nature of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, legal representatives, successors and permitted assigns.

         16. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         17. Complete Agreement. This Agreement, the Schedules and the Transaction Documents contain or will contain the entire agreement between the parties hereto with respect to the Transactions and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

         18. Arbitration. Any controversy or claim arising out of or related to this Agreement, or any transactions contemplated herein, that cannot be amicably resolved between Buyer and the Sellers, including, without limitation, whether such controversy or claim is subject to arbitration, shall be resolved by binding arbitration held in the Borough of Manhattan, New York, New York, in accordance with the rules of the American Arbitration Association, subject to this Section. Arbitration proceedings shall be conducted by a panel of three persons selected as follows: the party initiating arbitration shall select one arbitrator and the other party shall select a second arbitrator. Each party shall provide prompt written notice of the arbitrator selected by it in accordance with the terms of this Agreement. The two arbitrators shall select a third arbitrator as soon as possible. No arbitrator shall have or previously have had any significant relationship with any of the parties. The decision of any two of the arbitrators on any submitted matter shall be final. Notwithstanding the foregoing, if the controversy or claim in question is not resolved by the arbitrators as provided herein within 150 days after selection of the first arbitrator, either party may pursue any remedy with respect hereto providing by law.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                    THE BUYER:

                                    HOME OFFICE EXPRESS INC.,
                                    a Nevada corporation

                                    By: /s/ JAMES RICHARDS
                                        -----------------------------------
                                        Name:    James Richards
                                        Title:   President

                                    THE COMPANY:

                                    IAM GROUP, LTD., a New York corporation

                                    By: /s/ JAHN AVARELLO
                                        -----------------------------------
                                        Name:    Jahn Avarello
                                        Title:   President

                                    THE SHAREHOLDERS:

                                    /s/ JAHN AVARELLO
                                    ---------------------------------------
                                    Name:    Jahn Avarello

                                    /s/ ARLENE AVARELLO
                                    ---------------------------------------
                                    Name:    Arlene Avarello

                                    /s/ THOMAS VEROLA
                                    ---------------------------------------
                                    Name:    Thomas Verola

                                    Guardian Internet Solution, Inc.


                                    By: /s/ JAHN AVARELLO
                                        -----------------------------------
                                        Name:    Jahn Avarello
                                        Title:   President

                                    PBA Tour Gear, Inc.

                                    By: /s/ THOMAS VEROLA
                                        -----------------------------------
                                        Name:    Thomas Verola
                                        Title:   President

                                    International Apparel Manufacturing
                                     of New York, Inc.

                                    By: /s/ JAHN AVARELLO
                                        -----------------------------------
                                        Name:    Jahn Avarello
                                        Title:   President

STATE OF NEW YORK          } SS:
DEPARTMENT OF STATE

I HEREBY CERTIFY, THAT THE CERTIFICATE OF INCORPORATION OF IAM GROUP LTD. WAS FILED ON 04/20/1992, WITH PERPETUAL DURATION, AND THAT A DILIGENT EXAMINATION HAS BEEN MADE OF THE CORPORATE INDEX FOR DOCUMENTS FILED WITH THIS DEPARTMENT FOR A CERTIFICATE, ORDER, OR RECORD OF A DISSOLUTION, AND UPON SUCH EXAMINATION, NO SUCH CERTIFICATE, ORDER OR RECORD HAS BEEN FOUND, AND THAT SO FAR AS INDICATED BY THE RECORDS OF THIS DEPARTMENT, SUCH CORPORATION IS A SUBSISTING CORPORATION.

I FURTHER CERTIFY, THAT NO OTHER DOCUMENTS HAVE BEEN FILED BY SUCH CORPORATION.

                            WITNESS MY HAND AND THE OFFICIAL SEAL OF THE
                            DEPARTMENT OF STATE AT THE CITY OF ALBANY, THIS 23RD DAY OF MARCH TWO THOUSAND.



                            SPECIAL DEPUTY SECRETARY OF STATE

Shareholder List
----------------

1.       Jahn Avarello                                         3,100,000 shares
2.       Jahn Avarello                                         1,950,000
3.       Arlene Avarello                                       1,950,000
4.       Thomas Verola                                         1,950,000
5.       Leonard Marshall                                        526,000*
6.       Steve Ciancio                                           526,000*
7.       Julian DeSouza                                           58,500*
8.       Susan Guerrero                                           29,250*
9.       Edward Dubner                                            29,250*
10.      William E. Weber                                        681,000
11.      Bokee Family Trust                                        1,238
12.      Tego Trust Ltd.                                           1,238
13.      Dorothy M. Garrett                                        1,238
14.      Bonnie E. McKibbin                                        1,238
15.      Alfred Paraiso                                            1,238
16.      George & Virginia Petrash                                   618
17.      James & Isabelle Tishcher                                   618
18.      Arlene Troccoli IRA                                       2,970
19.      Forest E. Vaughn                                          1,238
20.      Bernadette Zwigard Trust                                    618
21.      Leticia I. White                                          3,092
22.      Joseph White                                              7,424
23.      Fred Sehlmeyer & Group                                   49,908**
24.      Gino Ciuffetelli                                          6,810
25.      John J. Hall                                              1,858
26.      Virtual Universe, Inc.                                    7,334
27.      Wendy Ciacci                                              8,322
28.      Edward Arioli                                             3,000
29.      Kristie Roche                                            34,500
30.      Vicmar International                                     50,500
31.      Stacie Roche                                              5,000
32.      Rory & Cindy O'Dare                                       3,000
33.      Peter J. Wallace                                          3,000
34.      Mark Hanks                                                3,000
35.      Michael Mazzarella                                        1,000
                                                           -------------

TOTAL                                                         11,000,000

* Shares allocated to Leonard Marshall, Steve Ciancio, Julian DeSouza, Susan Guerrero and Edward Dubner will be issued to William E. Weber, Esq. as Escrow Agent.

** Additional information will be supplied to transfer agent to advise how these shares will be divided.